Exhibit 28(g)(1)(b)

May 1, 2012

RE: Foreign Custody Manager

Ladies and Gentlemen:

In connection with the safekeeping of securities and cash and various other custody activities provided by Wells Fargo Bank, N.A. (the “Custodian”) to the Securian Funds Trust, a Delaware statutory trust, (the “Trust’) and the following fund within the Trust, the Advantus Real Estate Securities Fund (the “Fund”) , under the Custodian Contract dated as of May 1, 2012 (the “Agreement” and attached hereto as Exhibit A), the Trust desires to delegate to the Custodian certain additional duties as a “Foreign Custody Manager” and “Primary Custodian” for the Fund, as permitted by Rules 17f-5 and 17f-7 of the Investment Company Act of 1940, (“Rule 17f-5 and “Rule 17f-7 respectively”). Such additional duties shall be performed on the terms and conditions set forth herein.

Capitalized terms not otherwise defined herein shall have the meaning attributed to them in the attached Exhibit A or Rules 17f-5 and 17f-7, as the case may be.

As authorized by the Board, the Trust hereby delegates to the Custodian, with respect to the Fund assets located in each Specified Country, the duties of a “Foreign Custody Manager” as defined in Rule 17f-5 and as specified below. The Custodian accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise. The Custodian agrees to perform the duties of a Primary Custodian under Rule l7f-7.

Section I. Reports

The Custodian shall provide to the Board at such times as the Board deems reasonable and appropriate (based on the circumstances of the Funds foreign custody arrangements), [don’t understand the parenthetical] written reports notifying the Board of a placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including, in the case of Qualified Foreign Bank, any material change in any contract governing such arrangements and in the case of Securities Depositories, any material change in the established practices of procedures of such Securities Depositories) with respect to assets of the Fund with any such Eligible Foreign Custodian.

Section II.     Duties of the Custodian

1.	Eligible Foreign Custodians

Subject to the provisions of this Agreement, the Custodian shall select an Eligible Foreign Custodian with respect to each Specified Country. In connection therewith, the Custodian shall:

(a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant o the safekeeping of such assets, including, without limitation ,those contained paragraph (c)(1) of Rule 17f-5;

(b) determine that the Fund’s foreign custody arrangements with each Qualified Foreign Bank are governed by written contract with the Custodian (or, in the case of an Eligible Securities Depository, by such a contract, by the rules or established practices or procedures of the Eligible Securities Depository, or by a combination of the foregoing) which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(2) of Rule 17f-5 in the case of a Custodian and in accordance with Rule 17f-7 if an Eligible Securities Depository;

(c) determine that each contract with a Qualified Foreign Bank shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of Rule 17f-5 or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as the Custodian determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions;

(d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(3) of Rule 17f-5 and in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of an Eligible Securities Depository, any material change in the established practices or procedures of such Eligible Securities Depository in accordance with the requirements of Rule 17f-7;

(e) advise the Fund whenever an arrangement (including, in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of an Eligible Securities Depository, any material change in the established practices or procedures of such Eligible Securities Depository) described in preceding clause (d) no longer meets the requirements of Rule 17f-5; and

(f) if the Custodian determines that a custody arrangement with an Eligible Securities Depository no longer meets the requirements of Rule 17f-7(a) the Fund’s assets must be withdrawn from the depository as soon as reasonably practicable.

2.	Eligible Securities Depositories

a) With respect to each Eligible Securities Depository (as defined in Rule 17f-7) identified by the Custodian to the Board from time to time, Custodian shall exercise reasonable care, prudence, and diligence such as a person having responsibilities for the safekeeping of the Fund’s assets would exercise (i) to provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks.

b) All such analysis and monitoring of an Eligible Securities Depository by the Custodian shall be made on the basis of, and limited by, information gathered from Sub-custodians, from trade associations of which Custodian is a member from time to time, or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. Information supplied by Custodian with respect to the status of an institution as an Eligible Securities Depository or utilized by Custodian to conclude that an Eligible Securities Depository is so eligible shall be limited to information supplied by such institutions without any independent verification.

c) Custodian will endeavor to include in its analysis and monitoring, where appropriate, an Eligible Securities Depository’s expertise and market reputation, the quality of its services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments, and any related legal protections.

d) In the event that the Fund reasonably believes that there is a discrepancy between Custodian’s performance of its obligations in 2(a) above and the requirements of paragraphs (a)(1)(i)(A) or (B) of Rule 17f-7, respectively and provides a detailed notification to Custodian, Custodian shall reasonably cooperate with the Fund and endeavor to resolve any such discrepancy.

e) As used herein, the term “Country Risks” shall mean with respect to any Eligible Securities Depository: (i) the financial infrastructure of the country in which it is organized, but not of any Eligible Securities Depository to the extent covered by an analysis described in clause (a) of this Section, (ii) such country’s prevailing custody and settlement practices, (iii) nationalization, expropriation or other governmental actions (iv) such country’s regulation of the banking or securities industry, (v) currency controls, restrictions, devaluations or fluctuations, and (vi) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

Section III.     Limitations on Custodian’s Duty.

1. For purposes of Section II above with respect to both Eligible Foreign Custodians and Eligible Securities Depositories, it is understood that such determination shall be made on the basis of, and limited by, information gathered through the Custodian’s subcustodian network through the Bank of New York Mellon, N.A. , or if Custodian no longer contracts with Bank of New York Mellon for this service, the Custodian itself or such successor provider of this service retained by the Custodian, provided the same has been approved by the Trust , or through information otherwise obtained with respect to each such Eligible Securities Depository as provided in Section II. 2 b. above, provided that this reliance meets the standard of care set forth in the third paragraph of this letter agreement and Section II, 2 a).

2. For purposes of clause d) of subsection 1 of Section II above, the Custodian’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including, but not limited to, (a) such country’s financial infrastructure (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation of other governmental actions, (d) regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations of fluctuations, and (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

Section IV.     Representations.

1. The Trust hereby represents that (a) this Foreign Custody Manager Agreement has been duly authorized, executed and delivered on behalf of the Fund, constitutes a valid and legally binding obligation of the Trust, on behalf of the Fund, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Trust or the Fund prohibits the Trust’s execution or performance of this Agreement; (b) this Foreign Custody Manager Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board or its investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other Specified Country.

2. The Custodian hereby represents that(A) the Custodian is duly organized and existing as a national banking association, with full power to carry on its businesses as now conducted, and to enter into this Foreign Custody Manager Agreement and to perform its obligations hereunder; (b) this Foreign Custody Manager Agreement has been duly authorized, executed and delivered by the Custodian, constitutes a valid and legally binding obligation of the Custodian enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Custodian prohibits the Custodian’s execution or performance of this Foreign Custody Manager Agreement; and (c) the Custodian has established the Monitoring System.

Section V.     Liability of the Custodian.

1. The Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of the Custodian to exercise the care, prudence and diligence required of the Custodian under this Foreign Custody Manager Agreement. In no event shall the Custodian be liable to the Fund the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with the Foreign Custody Manager Agreement.

2. The Trust agrees that the Fund shall indemnify the Custodian and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorney’s and accountants’ fees, sustained or incurred by, or asserted against, the Custodian by reason or as a result of any action or inaction, or arising out of the Custodian’s performance hereunder, provided that the Fund shall not indemnify the Custodian to the extent any such costs, expenses, damages, liabilities or claims arises out of the Custodian’s performance hereunder, provided that the Fund shall not indemnify the Custodian to the extent any such costs, expenses, damages, liabilities or claims arises out of the Custodian’s failure to exercise the reasonable care, prudence and diligence required of it under this Foreign Custody Manager Agreement.

3. The Custodian shall have only such duties as are expressly set forth herein. In no event shall the Custodian be liable for any Country Risks associated with investment in a particular country.

Section VI.     Miscellaneous

1. For its services hereunder, the Corporation agrees that the Fund will pay to the Custodian such compensation and out-of-pocket expenses as shall be mutually agreed.

2. This Foreign Custody Manager Agreement constitutes the entire agreement between the Trust, with respect to the Fund, and the Custodian, and no provisions in the Agreement between the Trust and the Custodian shall affect the duties and obligations of the Custodian as Foreign Custody Manager hereunder, nor shall any provision in this Foreign Custody Manager Agreement affect the duties or obligations of the Custodian as a Foreign Custody Manager hereunder, nor shall any provision in this Foreign Custody Manager Agreement affect the duties or obligations of the Custodian under the Agreement.

3. Any notice or other instrument in writing, authorized or required by this Foreign Custody Manager Agreement to be given to the Custodian, shall be sufficiently given if received by it at its offices at:

Wells Fargo Bank, N.A. Attn: Jeremy Jackson, VP Global Custody—N9306-05C 733 Marquette Ave. So. Minneapolis, MN 55479

4. Any notice or other instrument in writing, authorized or required by this Foreign Custody Manager Agreement to be given to the Fund or Trust shall be sufficiently given if received by it at its offices at:

Securian Funds Trust c/o Advantus Capital Management, Inc. Attn: Chief Compliance Officer 400 Robert Street North St. Paul, MN 55101

5. This Foreign Custody Manager Agreement shall be construed in accordance with the substantive laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

6. This Foreign Custody Manager Agreement shall terminate simultaneously with the termination of the Agreement between the Trust, with respect to the Fund, and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice. Unless otherwise agreed in writing between the Custodian and the Trust, the Custodian will act as Foreign Custody Manager for the Fund for so long as the Custodian acts as the Custodian under the Agreement between the Custodian and the Trust.

If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by the signature of your authorized representative below.

Yours truly,

Wells Fargo Bank, N.A.

By
Name:
Title:

Agreed and Accepted: Securian Funds Trust on behalf of the Advantus Real Estate Securities Fund

By
Name:
Title:

Exhibit A

Whenever used in the Foreign Custody Manager Agreement (the “Agreement”), the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.	“Board” shall mean the board of directors or board of trustees, as the case may be, of the Corporation

2.	“Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3.	“Eligible Securities Depository” shall mean a system for the central handling of securities as defined in Rule 17f-7 under the Investment Company Act of 1940 (“the Act”).

4.	“Monitoring System” shall mean a system established by the custodian to fulfill the responsibilities specified in clauses 1(d) and 1(e) of Article III of the Agreement.

5.	“Qualified Foreign Bank” shall have the meaning provided in the Rule.

6.	“Responsibilities” shall mean the responsibilities delegated to the Custodian as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian, as such responsibilities are more fully described in Sections II and III of the Agreement.

7.	“Rule” shall mean Rule 17f-5 under the Act, as amended.

8.	“Specified Country” shall mean each country identified on a list maintained from time to time by mutual agreement of the Corporation, with respect to the Fund, and the Custodian and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to the Custodian as custodian (the “Custodian”) under its Custody Agreement with the Corporation.